Exhibit 10.7

November 2, 2006

Jeffrey J. Carfora

622 Eagle Rock Avenue

West Orange, NJ 07052-2989

Dear Mr. Carfora:

In connection with the anticipated merger (the “Merger”) of PennFed Financial Services, Inc. (the “Company”) with and into New York Community Bancorp, Inc. (“NYB”) as contemplated by the Agreement and Plan of Merger, dated as of November 2, 2006, by and between NYB and the Company (the “Merger Agreement”), which is entered into as of today, the Company, NYB and you hereby enter into this agreement (this “Agreement”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning set forth in the Merger Agreement.

1. 2006 Payment. Prior to December 31, 2006, the Company shall pay you $1,000,000. This amount is intended to fully compensate you in exchange for your foregoing the change in control payment due you under Section 7(c) of your Employment Agreement (the “2.99 Payment Amount”). If the payment under this Paragraph 1 exceeds the 2.99 Payment Amount, the excess shall be treated as made pursuant to a separation pay arrangement exempt from Section 409A of the Internal Revenue Code (the “Code”) (the Paragraph 1 Severance Payment”) and subject to the separation payment limitations of Paragraph 2(b). For the avoidance of doubt, and notwithstanding anything herein to the contrary, you agree that this payment shall not be taken into account in computing any benefits under any plan, program or arrangement of the Company or its Affiliates in which you participate or to which you are a party. Not later than 10 business days prior to the scheduled payment date, NYB shall be provided with sufficient information by the Company to enable its Tax Advisor (as defined below) to determine whether such payment is in compliance with Paragraph 5 of this Agreement.

2. Effective Time Payment. (a) At or immediately following the Effective Time, the Company or NYB shall pay you $570,000. If your employment with the Company is terminated prior to the Effective Time due to disability or death, you or your estate, as applicable, shall be entitled to the foregoing payment at or immediately following the Effective Time. At your written election prior to the Effective Time, the foregoing payment shall be reduced by the present value at the Effective Time of the expected health and dental premiums to be paid by NYB, to maintain continuing health and dental insurance coverage for you and your dependents for the three year period following your employment termination (the “Extended Coverage”) and you and your dependents will be entitled to receive the Extended Coverage and to receive COBRA benefits thereafter. For the avoidance of doubt, and notwithstanding anything herein to the contrary, you agree that this payment shall not be taken into account in computing any benefits under any plan, program or arrangement of the Company or its Affiliates in which you participate or to which you are a party. Not later than 10 business days prior to the scheduled payment date, NYB shall be provided with sufficient information by the Company to enable its Tax Advisor (as defined below) to determine whether such payment is in compliance with Paragraph 5 of this Agreement.

(b) The payment under this Paragraph 2 shall be considered made pursuant to a separation pay arrangement exempt from the application of Section 409A of the Code, to the extent that the sum of this payment and the Paragraph 1 Severance Payment does not exceed the separation pay arrangement limitation set forth in Proposed Treasury Regulation 1.409A-1(b)(9)(iii)(A) (the “Severance Payment Limit”). To this extent, the payment under this Paragraph 2 shall be referred to as the “Paragraph 2 Severance Payment”.

(c) The payment under this Paragraph 2 in excess of the Paragraph 2 Severance Payment shall be treated as deferred compensation to which Section 409A of the Code applies. Accordingly, pursuant to the 2006 year transition rule guidance issued under Section 409A of the Code, you agree that under your Employment Agreement prior to its termination pursuant to Paragraph 4 below and prior to this Agreement, such amount is not payable to you in 2006, and shall be paid to you in accordance with Paragraph 2(a) notwithstanding any provision of your Employment Agreement to the contrary. Your Employment Agreement shall be deemed amended to permit this payment, prior to its termination pursuant to Paragraph 4 below.

3. Exercise of Nonqualified Stock Options. You agree that, on or before December 28, 2006, you will exercise all Company nonqualified stock options you hold as of the date of this Agreement.

4. Termination of Prior Agreement; Agreement to Remain Employed Through Effective Time; Required Termination of Employment at the End of your Retention Period. You hereby agree that, in consideration of the Company and NYB entering into this Agreement, effective as of the date hereof, the amended and restated Employment Agreement by and between the Company and you, dated as of November 28, 2004, shall be null and void and no person or entity shall be obligated to pay you or any person any amounts or provide any benefits in respect to such Employment Agreement. Further, in consideration of the benefits conferred upon you pursuant to this Agreement, you hereby agree not to voluntarily terminate your employment with the Company or any of its Affiliates prior to the Effective Time, and, prior to the Effective Time, the Company agrees not to terminate your employment with the Company or its Affiliates, except for cause as defined in your Employment Agreement. After the end of your retention period set forth in your retention agreement, your employment with the Company shall terminate (so that, accordingly, the Paragraph 1 Severance Payment and the Paragraph 2 Severance Payment are considered made under a separation pay arrangement within the meaning of Section 409A of the Code).

5. Withholding and Reduction. The Company will withhold and deposit all federal, state and local income and employment taxes that are owed by you with respect to all amounts paid or benefits provided to or for you by the Company or any Affiliate pursuant to this Agreement.

It is the intention of the parties that no payment be made or benefit be provided to you under this Agreement or otherwise by the Company that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Company or NYB or the imposition of an excise tax on you under Section 4999 of the Code. If, at any time, it is determined as provided below that some or all of the payments or benefits scheduled to be made or provided under this Agreement, when combined with any other payments or benefits provided to you by the Company and/or any of its subsidiaries, would constitute nondeductible excess parachute payments under Section 280G of the Code, then the payments or benefits scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid or provided without causing any such payments or benefits scheduled hereunder to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the Tax Advisor shall be binding on the parties, unless within 15 days after such determination, a reputable tax advisor retained by you disputes such determination in writing. If the two (2) tax advisors cannot resolve the dispute within five (5) business days, they shall jointly appoint a third tax advisor to make the final determination. If a dispute arises, the joint determination of the two (2) tax advisors or the determination of the third tax advisor, as applicable, shall be binding on the parties. You shall have the right to designate within a reasonable period which payments or benefits scheduled under this Agreement will be reduced; provided, however, that if you do not provide such direction, the Company or NYB will implement any necessary reductions in its discretion. For purposes of this paragraph, “Tax Advisor” shall mean a law firm, benefits consulting firm or independent accounting firm (which firm may be NYB’s independent auditors) appointed by NYB to make the determination required by this paragraph.

6. Successors. This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company, NYB, and their successors and assigns.

7. Effect of Termination of the Merger on SERP Entitlements; Repayment of Benefit.

(a) If you receive the payment described in Paragraph 1 (the “2006 Payment”), and the Merger Agreement is subsequently terminated, then your 2006 Payment shall be treated as payment in full satisfaction of, and shall fully discharge the Company’s obligation to pay to you (notwithstanding any provision of the SERP to the contrary), that portion of your benefit under the Penn Federal Savings Bank Supplemental Executive Retirement Plan (the “SERP”) that is not subject to Section 409A of the Internal Revenue Code (the “Code”); that is, the present value of that portion of your SERP benefit that had accrued on or prior to December 31, 2004, and the incremental increases thereon (determined in accordance with Proposed Treasury Regulation Section 1.409A-6(a) (or its successor)) (the “Pre-2005 SERP Amount”). The Pre-2005 SERP Amount shall be deemed to be made in accordance with Section 3.3 of the SERP as in effect on December 31, 2004, and the SERP shall be interpreted accordingly. You agree to enter into an amendment to your SERP Agreement consistent with the treatment of your Pre-2005 SERP Amount herein and that precludes your Pre-2005 SERP Amount from becoming subject to Section 409A.

(b) If you receive your 2006 Payment and the Merger Agreement is subsequently terminated, then you shall not be entitled to any other benefit payable on account of, or in connection with, a change in control involving the Company or a successor thereto (other than a benefit payable under a plan qualified under Code Section 401(a)), notwithstanding any provision of any other plan, program or agreement to the contrary. In consideration for receiving your 2006 Payment, you agree to waive any and all rights you may now or hereafter may have under such other plan, program or agreement.

(c) If you receive your 2006 Payment and the Merger Agreement is subsequently terminated, and you voluntarily terminate employment with the Company prior to the earlier of (1) the 5th anniversary of this Agreement, or (2) a subsequent change in control involving the Company or any successor thereto, then you shall forfeit your entire interest in the SERP in excess of the Pre-2005 SERP Amount (the “Post-2004 SERP Amount”), and the Company’s obligation to you regarding the Post-2004 SERP Amount shall be fully discharged, notwithstanding any provision of the SERP to the contrary. You agree to enter into an amendment to your SERP Agreement consistent with the provisions of this paragraph.

(d) If you voluntarily terminate employment with the Company after you receive your 2006 Payment, but prior to the Effective Time or the termination of the Merger Agreement, whichever shall first occur, you agree to repay your 2006 Payment to the Company, with interest at a rate of seven percent (7%) per annum, determined from the date the 2006 Payment is made to you until the date of repayment. Upon the receipt by the Company of such repayment, then paragraphs (a) through (c) of this Section 7 shall terminate and have no force or effect.

8. Waiver. Failure of the Company or NYB to demand strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any such term, covenant or condition on any occasion or multiple occasions be deemed a waiver or relinquishment of such term, covenant or condition.

9. Governing Law and Jurisdiction. The Agreement is governed by and construed under the laws of the State of New York, without regard to conflict of laws rules. You, the Company and NYB (i) hereby consent to submit to the exclusive personal jurisdiction of any Federal court located in the State of New York or any court of the State of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and (ii) hereby waive any right to challenge jurisdiction or venue in such courts with regard to any suit, action, or proceeding under or in connection with the Agreement. Each party to this Agreement also hereby waives any right to trial by jury in connection with any suit, action, or proceeding under or in connection with this Agreement.

10. Entire and Final Agreement. Except for the Retention Agreement entered into between you and New York Community Bank dated as of the date hereof (but effective immediately following the Effective Time), this Agreement shall supersede any and all prior oral or written representations, understandings and agreements of the parties with respect to the matters addressed herein and it contains the entire agreement of the parties with respect to those matters. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Once signed by the parties hereto, no provision of this Agreement may be modified or amended unless agreed to in a writing, signed by you and a duly authorized officer of the Company and NYB.

11. Assignment. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by you. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by the Company without your prior written consent, to a person or entity other than an affiliate or parent entity of the Company or its successors or assigns; provided, however, that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

12. Section Headings. The section headings contained in this Agreement are inserted for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

13. Notices. All notices required by this Agreement shall be sent in writing and delivered by one party to the other by overnight express mail to the following persons and addresses:

If to the Company:

PennFed Financial Services, Inc.

622 Eagle Rock Avenue

West Orange, NJ 07052-2989

Attn: Patrick D. McTernan, Secretary

If to you:

Jeffrey J. Carfora

At the most recent address on file at the Company.

14. Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, and each of which shall be considered an original for all purposes.

If the foregoing is satisfactory, please so indicate by signing and returning to the Company the enclosed copy of this letter whereupon this will constitute our agreement on the subject.

PENNFED FINANCIAL SERVICES, INC.

By:	/s/ Joseph L. LaMonica
Name:	Joseph L. LaMonica, President and CEO
Date:	November 2, 2006

NEW YORK COMMUNITY BANCORP, INC.

By:	/s/ Joseph R. Ficalora
Name:	Joseph R. Ficalora, President and CEO
Date:	November 2, 2006

ACCEPTED AND AGREED TO:

/s/ Jeffrey J. Carfora
Employee
Date:	November 2, 2006